EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D on 10/21/26 through the filing date of this Schedule 13D/A.  All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
10/21/2026	Buy	30,832	10.45
10/22/2026	Buy	9,720	10.44
10/23/2026	Buy	3,555	10.34
10/26/2026	Buy	24,607	10.38
10/27/2026	Buy	14,484	10.45
10/28/2026	Buy	130	10.49
10/29/2026	Buy	18,218	10.54
10/30/2026	Buy	26,974	10.54
11/3/2026	Buy	3,939	10.53